UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2021

CNB FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-39472	25-1450605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 South Second Street

PO Box 42

Clearfield, Pennsylvania 16830

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (814) 765-9621

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	CCNE	The NASDAQ Stock Market LLC
Depositary Shares (each representing a 1/40th interest in a share of 7.125% Series A Non-Cumulative, Perpetual Preferred Stock)	CCNEP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 3, 2021, CNB Financial Corporation (the “Corporation”) and CNB Bank (the “Bank”) entered into an executive employment agreement (the “Employment Agreement”) with Martin T. Griffith (“Mr. Griffith”), who currently serves as Executive Vice President of Community Banking of the Corporation and the Bank.

The term of the Employment Agreement commenced on February 3, 2021 and continues until December 31, 2023. Thereafter, the Employment Agreement automatically renews for successive twelve-month periods unless and until terminated in accordance with the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Griffith is entitled to a base salary of $263,000 and may receive incentive compensation equal to up to forty percent (40%) of his base salary and such annual increases, stock, stock rights and bonuses as may from time to time be awarded by the Board of Directors of the Corporation. Mr. Griffith is eligible to participate in the CNB Financial Corporation 2019 Omnibus Incentive Plan and is entitled to certain benefits, including insurances, paid time off, retirement plans and similar benefits, made available to other similarly situated executive-level employees of the Corporation and/or the Bank. The Employment Agreement includes (i) a covenant not to compete against the Corporation, the Bank or any related entities during Mr. Griffith’s employment and thereafter for twenty-four months after his employment ends for any reason and (ii) a covenant to protect the Corporation’s and the Bank’s confidential information.

In the event he is terminated without cause, regardless of whether such termination is in connection with a change of control, or voluntarily terminates employment under certain specific circumstances following a change of control, Mr. Griffith is entitled to receive a lump sum cash payment equal to 2.5 times his base salary for the year in which his employment ends plus 2.5 times the average incentive bonus paid over the preceding three-year period.

Cash and benefits payable to Mr. Griffith pursuant to the Employment Agreement following a change of control, together with payments under other benefit plans, could constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Corporation or the Bank. If amounts payable to Mr. Griffith would be excess parachute payments, then his severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in Mr. Griffith receiving an amount greater than the reduced amount on an after-tax basis. The Employment Agreement does not provide for tax indemnity for any such potential excise taxes that may be due by Mr. Griffith.

The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Employment Agreement herein is a summary of the material terms, does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description

10.1	Executive Employment Agreement, dated February 3, 2021, by and between CNB Financial Corporation, CNB Bank and Martin T. Griffith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNB FINANCIAL CORPORATION

Date: February 5, 2021	By:	/s/ Tito L. Lima
Tito L. Lima
Treasurer